UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Soliciting Material Pursuant to §240.14a-12

Wheeling - Pittsburgh Corporation

(Name of Registrant as Specified In Its Charter)

Esmark Incorporated

Bouchard Group, L.L.C.

Franklin Mutual Advisers, LLC

James P. Bouchard

Craig T. Bouchard

Albert G. Adkins

Clark Burrus

C. Frederick Fetterolf

James V. Koch

George Muñoz

Joseph Peduzzi

James A. Todd

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE

Esmark Welcomes United Steelworkers’ Support for Its Proposed Plan to Combine

with Wheeling-Pittsburgh Corporation

CHICAGO, August 15, 2006 – Esmark Incorporated (“Esmark”), a steel services company supported by global investor Franklin Mutual Advisers, LLC, and lead bank JP Morgan Chase N.A., today released the following statement from its Chief Executive Officer, James P. Bouchard, regarding the United Steelworkers’ announcement yesterday that it strongly supports the proposed combination of Esmark and Wheeling-Pittsburgh Corporation (NASDAQ: WPSC) (“Wheeling-Pitt”) and opposes the proposed transaction between Wheeling-Pitt and Companhia Siderurgica Nacional (NYSE: SID) (“CSN”):

“We are pleased, but not surprised, that the United Steelworkers has announced their strong support for the proposed Esmark transaction. Our vision is to combine the best of mini-mill production and downstream distribution resulting in a rebuilt Wheeling-Pitt. We are creating a regional steel company nimble enough to succeed in the rapidly evolving steel industry. To do so, there are several essential ingredients. First and foremost, the people that work in the mill must be empowered to help the new management team recreate this once great company. Second, Wheeling-Pitt must have a large customer base in the Midwest. Third, Wheeling-Pitt must be placed in a position to reduce; not increase, its debt. We must lay the foundation for a company that can provide a greater return to its shareholders.

“Esmark has a comprehensive plan to accomplish this vision. We have chosen a talented group of Mill managers and slated an experienced and diverse group for Wheeling-Pitt’s board of directors. Esmark will continue its strategic dialogue with Steel Dynamics regarding technology sharing, management consulting, and next generation raw material projects.

“We welcome the support of the United Steelworkers as we seek to elect our slate of directors at the next annual meeting. After election of our board nominees, we look forward to working together with the United Steelworkers as a partner.”

Esmark Incorporated, together with the other participants as indicated below, intend to file with the SEC a proxy statement and accompanying proxy card to be used to solicit votes for the election of its slate of director nominees at the 2006 annual meeting of shareholders of Wheeling-Pitt, which has not yet been scheduled. Esmark urges Wheeling-Pitt shareholders to read the proxy statement it its entirety when it becomes available because it will contain important information, including information on the participants and their interests in Wheeling-Pitt. When filed, the proxy statement will be available at no charge at the SEC’s website at http://www.sec.gov. The participants will provide copies of the proxy statement without charge upon request made to the participants’ proxy solicitor, Innisfree M&A Incorporated, at its toll-free number (888) 750-5834. The participants in this proxy solicitation are anticipated to be Esmark Incorporated, the Bouchard Group LLC, James P. Bouchard, Craig T. Bouchard, Franklin Mutual Advisers, LLC and other director nominees included in the proxy statement to be filed with the SEC.

About Esmark

Headquartered in Chicago and founded by the Bouchard Group, Esmark is a steel services family of companies. The mission of Esmark is to establish the benchmark standards for strategic consolidation, operating efficiency and management excellence in the steel sector of the global steel marketplace. More information about Esmark can be found at www.esmark.com.

This press release contains forward-looking statements. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include the ability to successfully solicit sufficient proxies to elect Esmark’s nominees for director and the ability to achieve anticipated cost savings as a result of the proposed merger, competition in the steel industry, dependence on suppliers of raw materials, and cyclical demand for steel products.

Media Contact:

Bill Keegan, Edelman, 312.240.2624, bill.keegan@edelman.com

For Investors:

Craig T. Bouchard, Esmark, 708.756.0400, ctbouchard@esmark.com